FORM OF
                             THE BEAR STEARNS FUNDS
                                 RULE 18f-3 PLAN

         Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate distribution arrangements and expense allocations of each class, and any related conversion features or exchange privileges.

         The Board, including a majority of the non-interested Board members, of The Bear Stearns Funds (the "Fund") which desires to offer multiple classes for the series set forth on Schedule A (the "Series") has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

         1. CLASS DESIGNATION: The shares of the Large Cap Value Portfolio, the Small Cap Value Portfolio, The Insiders Select Fund, the S&P STARS Portfolio, the Total Return Bond Portfolio, the Focus List Portfolio, the Balanced Portfolio, the High Yield Total Return Portfolio and the International Equity Portfolio shall be divided into Class A, Class B, Class C and Class Y.

         2. DIFFERENCES IN SERVICES: The services offered to shareholders of each Class shall be substantially the same, except that Right of Accumulation and Letter of Intent shall be available only to holders of Class A shares.

         3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Class A shares shall be offered with a front-end sales charge, as such term is defined in Article III,
Section 2830, of the Business Conduct Rules of the National Association of Securities Dealers, Inc., and a contingent deferred sales charge (a "CDSC"), as such term is defined in said Section 26(b), may be assessed on certain redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.

         Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. The amount of and provisions relating to the CDSC pertaining to Class B shares are set forth on Schedule C hereto.

         Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. The amount of and provisions relating to the CDSC pertaining to Class C shares are set forth on Schedule D hereto.

         Class A and Class C shares shall be charged a fee pursuant to a Distribution and Shareholder Servicing Plan adopted under Rule 12b-1 under the 1940 Act with respect to each such Class. Class B shares shall be charged a fee pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act and a Shareholder Servicing Agreement. The amount of the fees under each such plan are set forth on Schedule E hereto.

         Class Y shares shall be offered at net asset value with no front-end sales charge, CDSC or distribution and shareholder servicing fees. Class Y shares are available to investors whose minimum initial purchase is at least $2.5 million, subject to such waivers or variations as from time to may be in effect.

         4. EXPENSE ALLOCATION: The following expenses will be allocated, to the extent-practicable, on a Class-by-Class basis: (a) fees under the Distribution and Shareholder Servicing Plan or Distribution Plan and Shareholder Servicing Plan (as relevant) adopted for such class of shares; (b) printing and postage expenses related to preparing and distributing materials, shareholder reports, prospectuses and proxies to current shareholders of a special Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

         Income, realized and unrealized capital gains and losses, and any expenses of a Series not allocated to a particular class of such Series pursuant to this Plan shall be allocated to each class of the Series on the basis of the net asset value of that class in relation to the net asset value of the Series.

         The Adviser, Distributor, Administrator and any other provider of services to the Fund may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross subsidization between the classes.

         5. CONVERSION FEATURES: If a holder of Class A shares notifies the Fund's distributor that it desires to have its Class A Shares converted to Class Y Shares because it is eligible to purchase Class Y Shares, the shares which are the subject of the notice shall be converted to Class Y shares, without the imposition of any sales charge, fee or other charge, on the third business day following confirmation of the investor's eligibility to own Class Y Shares, at the relative net value of such Class as of the close of business on such date. Eight years after the date of the initial purchase, Class B shares will automatically convert into Class A shares, based on the relative net value of such Class as of the close of business on such date, without the imposition of any sales charge, fee or other charge.

         After conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in Article III, Section 2830 of the National Association Securities Dealers, Inc. Business Conduct Rules), if any, that in the aggregate are lower than the asset-based sales charge and service fee to which they were subject prior to that conversion. In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

         The implementation of the conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

         If a Series implements any amendment to a Distribution Plan (or, if presented to shareholders, adopts or implements any amendment of a shareholder services plan) that the Board determines would materially increase the charges that may be borne by the Class A Shareholders under such plan, the Class B Shares will stop converting to the Class A Shares until the Class B Shares, voting separately, approve the amendment or adoption. The Board shall have sole discretion in determining whether such amendment or adoption is to be submitted to a vote of the Class B Shareholders. Should such amendment or adoption not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such amendment or adoption, the Board shall take such action as is necessary to: (1) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares as they existed prior to the implementation of the amendment or adoption; and
(2) ensure that the existing Class B Shares will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Board to implement the foregoing, and at the sole discretion of the Board, such action may include the exchange of all Class B Shares for a new class (the "New Class B Shares"), identical in all respects to the Class B Shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board reasonably believes will not be subject to federal taxation.

         6. EXCHANGE PRIVILEGES: Shares of a Class are exchangeable only for (a) shares of the same Class of another Series or of other investment companies sponsored by the Fund's distributor and (b) shares of the Money Market Portfolio of The RBB Fund, Inc.

         7. BOARD REVIEW: The Board shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board, including a majority of the Board members that are not interested persons of the Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Series individually and the Series as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of fees or expenses could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

         In making its determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.


Dated: March 24, 1995, as revised May 4, 1995, May 31, 1995, September 29, 1995, August 12, 1996, April 29, 1997, August 11, 1997 and September 8,
         1997.

                                   SCHEDULE A

                               S&P STARS PORTFOLIO
                            LARGE CAP VALUE PORTFOLIO
                            SMALL CAP VALUE PORTFOLIO
                           TOTAL RETURN BOND PORTFOLIO
                            THE INSIDERS SELECT FUND
                              FOCUS LIST PORTFOLIO
                               BALANCED PORTFOLIO
                        HIGH YIELD TOTAL RETURN PORTFOLIO
                         INTERNATIONAL EQUITY PORTFOLIO

                                   SCHEDULE B

FRONT-END SALES CHARGE--CLASS A SHARES--The public offering price for Class A shares shall be the net asset value per share of that Class plus a sales load as shown below:

(A) FOR S&P STARS PORTFOLIO, LARGE CAP VALUE PORTFOLIO, SMALL CAP VALUE PORTFOLIO, THE INSIDERS SELECT FUND, FOCUS LIST PORTFOLIO, BALANCED PORTFOLIO AND INTERNATIONAL EQUITY PORTFOLIO:

                                                                                        TOTAL SALES LOAD
                                                                   ----------------------------------------------------------
                                                                           AS A % OF                        AS A % OF
                                                                           OFFERING                         NET ASSET
                                                                           PRICE PER                        VALUE PER
AMOUNT OF TRANSACTION                                                        SHARE                            SHARE
                                                                   -------------------------         ------------------------
Less than $50,000.................................................                 5.50%                             5.82%

$50,000 to less than $100,000.....................................                 4.75                              4.99

$100,000 to less than $250,000....................................                 3.75                              3.90

$250,000 to less than $500,000....................................                 2.75                              2.83

$500,000 to less than $1,000,000..................................                 2.00                              2.04

$1,000,000 and above..............................................                 0.00                              0.00


(B)      FOR TOTAL RETURN BOND PORTFOLIO AND HIGH YIELD TOTAL RETURN PORTFOLIO:

                                                                                        TOTAL SALES LOAD
                                                                   ----------------------------------------------------------
                                                                           AS A % OF                        AS A % OF
                                                                           OFFERING                         NET ASSET
                                                                           PRICE PER                        VALUE PER
AMOUNT OF TRANSACTION                                                        SHARE                            SHARE
                                                                   -------------------------         ------------------------
Less than $50,000.................................................                 4.50%                             4.71%

$50,000 to less than $100,000.....................................                 4.25%                             4.44%

$100,000 to less than $250,000....................................                 3.25%                             3.36%

$250,000 to less than $500,000....................................                 2.50%                             2.56%

$500,000 to less than $1,000,000..................................                 2.00%                             2.04%

$1,000,000 and above..............................................                 0.00                              0.00


CONTINGENT DEFERRED SALES CHARGE--CLASS A SHARES--A CDSC of 1.00% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year after purchase. A CDSC of .50% shall be assessed at the time of redemption of Class A shares purchased without a sales charge with the proceeds from the redemption of shares of an investment company sold with a sales charge or commission and not distributed by the Fund's Distributor. The terms contained in Schedule D pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to such purchases of Class A shares.

                                   SCHEDULE C


CONTINGENT DEFERRED SALES CHARGE--CLASS B SHARES--A CDSC of up to 5% may be imposed on redemptions of Class B shares made within the first six years of the date of purchase. The CSDC will be imposed in accordance with the following table:

             Year Since
          Initial Purchase
          of Class B Shares                   CDSC
          -----------------                   ----

              First                            5%
              Second                           4%
              Third                            3%
              Fourth                           3%
              Fifth                            2%
              Sixth                            1%
              Seventh                          0%
              Eighth                           0%

         No CDSC shall be imposed to the extent that the net asset value of Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends on capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

         If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

         In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding year; then of amounts representing the cost of shares purchased more than one year prior to the redemption; finally, of amounts representing the cost of shares purchased within one year prior to redemption.

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by employees participating in Eligible Benefit Plans, (c) redemptions as a result of a combination of any investment company with a Portfolio by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) to the extent that shares redeemed have been withdrawn from the Automatic Withdrawal Plan, up to a maximum amount of 12% per year from a shareholder account based on the value of the account at the time the automatic withdrawal is established. Any shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

                                   SCHEDULE D


CONTINGENT DEFERRED SALES CHARGE--CLASS C SHARES--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares made within one year of the date of purchase. No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

         If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

         In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; then of amounts representing the cost of shares purchased more than one year prior to the redemption; finally, of amounts representing the cost of shares purchased within one year prior to redemption.

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by employees participating in Eligible Benefit Plans, (c) redemptions as a result of a combination of any investment company with a Portfolio by merger, acquisition of assets or otherwise, and (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to
Section 403(b) of the Code, and to the extent that shares redeemed have been withdrawn from the Automatic Withdrawal Plan, up to a maximum amount of 12% per year from a shareholder account based on the value of the account at the time the automatic withdrawal is established. Any shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

                                   SCHEDULE E

AMOUNT OF DISTRIBUTION AND SHAREHOLDER SERVICING PLAN--Each of the following Series shall pay a fee based on the value of the average daily net assets of the respective Class as follows:

Name of Series                          Class A       Class B       Class C
--------------                          -------       -------       -------
S&P STARS Portfolio                      .50%           N/A          1.00%
Large Cap Value Portfolio                .50%           N/A          1.00%
Small Cap Value Portfolio                .50%           N/A          1.00%
The Insiders Select Fund                 .50%           N/A          1.00%
Total Return Bond Portfolio              .35%           N/A           .75%
Focus List Portfolio                     N/A            N/A           N/A
Balanced Portfolio                       N/A            N/A           N/A
High Yield Total Return Portfolio        N/A            N/A           N/A
International Equity Portfolio           N/A            N/A           N/A


AMOUNT OF DISTRIBUTION PLAN--Each of the following Series shall pay a fee based on the value of the average daily net assets of the respective Class as follows:

Name of Series                          Class A       Class B       Class C
--------------                          -------       -------       -------
S&P STARS Portfolio                      N/A           .75%          N/A
Large Cap Value Portfolio                N/A           .75%          N/A
Small Cap Value Portfolio                N/A           .75%          N/A
The Insiders Select Fund                 N/A           .75%          N/A
Total Return Bond Portfolio              N/A           .75%          N/A
Focus List Portfolio                     .25%          .75%          .75%
Balanced Portfolio                       .25%          .75%          .75%
High Yield Total Return Portfolio        .25%          .75%          .75%
International Equity Portfolio           .25%          .75%          .75%


AMOUNT OF SHAREHOLDER SERVICING PLAN--Each of the following Series shall pay a fee based on the value of the average daily net assets of the respective Class as follows:

Name of Series                          Class A       Class B      Class C
--------------                          -------       -------      -------
S&P STARS Portfolio                      N/A           .25%          N/A
Large Cap Value Portfolio                N/A           .25%          N/A
Small Cap Value Portfolio                N/A           .25%          N/A
The Insiders Select Fund                 N/A           .25%          N/A
Total Return Bond Portfolio              N/A           .25%         .25%
Focus List Portfolio                    .25%           .25%         .25%
Balanced Portfolio                      .25%           .25%         .25%
High Yield Total Return Portfolio       .25%           .25%         .25%
International Equity Portfolio          .25%           .25%         .25%



                                       E-1